EXHIBIT 10.36

          CONVERSION AGREEMENT dated as of April 30, 2005, between DICK CLARK (“Lender”), and NUVIM, INC. (“Borrower”).

W I T N E S S E T H

          WHEREAS, Borrower is the exclusive distributor of the “NuVim” drink supplement and the exclusive licensee of the “NuVim” trademark; and

          WHEREAS, Lender has lent One Million ($1,000,000) Dollars (the “Loan”) to Borrower under certain terms and conditions, and has received from Borrower a series of Notes with respect to the Loan; and

          WHEREAS Lender and/or its assignee is owed under the Notes the principal sum of $1,000,000.00 plus accrued interest, penalty interest, costs and expenses, for a total of $1,071,646.00 due through the date hereof (“Amount Due”); and

          WHEREAS, Borrower’s initial public offering of securities registered on Form SB-2 (File No. 333-120938) (“IPO”) has been delayed; and

          WHEREAS, Borrower has requested that Lender convert the Amount Due to common stock of Borrower, and Lender is willing to do so, on the terms and conditions set forth herein:

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

          1.          Subject to the terms and conditions of this Agreement, Lender agrees to convert and exchange the Amount Due to Lender under its Note(s) for 357,216 shares of NuVim Common Stock at the agreed upon price of $3.00 per share, provided that the following conditions precedent are satisfied:  (a) the 357,216 shares of NuVim Common Stock are issued to Lender and/or its assignee, (b) in connection with the successful public sale (i.e., going effective and closing) of the Borrower’s stock in accordance with the IPO on or before May 31, 2005, and (c) said shares are concurrently registered for resale, subject only to the lock-up period described in Section 2 of this Agreement.

          2.          Lender (and its assignee) agrees that the Shares of NuVim Common Stock received in conversion and exchange of the Amount Due may not be publicly sold pursuant to the resale prospectus for a period of six months following the effective date of the registration statement (which is also the date of the resale prospectus).

          3.          In the event the IPO does not go effective at the price per share of $3.00 and actually close by May 31, 2005, Lender shall thereafter have no obligation to convert the Amount Due into common stock of the Borrower.  Nothing contained in this Agreement, other than the conversion of the Amount Due pursuant to Section 1 above, after satisfaction of the conditions set forth therein, shall impact upon, affect or alter Lender’s rights, remedies under the Loan Agreement, or its secured creditor position or priority.

          4.          Borrower hereby represents, warrants and covenants that (a) no other current debt holder of Borrower is being granted conversion terms that are superior to the terms set forth in this Agreement, including with respect to the price per share, the instruments into which the debt is converted, or the hold-back period; (b) it will file its periodic reports with the Securities and Exchange Commission (“SEC”) so as to satisfy the requirements under Rule 144, as well as any other SEC requirement; and (c) it will promptly remove any restrictive legend for the Common Stock issued hereunder on the first day after the expiration of the period described in Section 2 of this Agreement.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by their respective duly authorized officer or member as of the date first above written.

NUVIM, INC.

By:	/s/ RICHARD P. KUNDRAT

	Name:	Richard Kundrat
	Title:	President

/s/ FRAN LA MAINA

Dick Clark by Fran La Maina, as Attorney-in-Fact